Exhibit 99.1

Heritage Distilling Implements Cryptocurrency Treasury Policy

Company intends to lead the craft spirits e-commerce space in accepting Bitcoin and Dogecoin as a form of payment and to hold them as strategic assets

GIG HARBOR, WA, May 15, 2025 – Heritage Distilling Holding Company, Inc. (NASDAQ: CASK) ("HDC" or "Heritage" or the “Company"), a leading craft distiller of innovative premium brands, announced today that its Board of Directors has approved the final version of its Cryptocurrency Treasury Reserve Policy (the “Cryptocurrency Policy”) as part of a broader corporate sales and treasury diversification strategy which will enable the Company to lead the craft spirits space in accepting Bitcoin (BTC-USD) and Dogecoin (DOGE-USD) as a form of payment for its products and services via its direct-to-consumer (“DTC”) e-commerce platform and to allow the Company to acquire and hold cryptocurrencies as a strategic asset. The initiative was led by the Board’s Technology and Cryptocurrency Committee chaired by Matt Swann, an internationally regarded leader in the technology and digital payments space.

The Cryptocurrency Policy was established with the belief that Bitcoin is positioned as a strategic asset to hold long-term while Dogecoin is emerging as the digital coin of choice for paying for goods and services given the following of its fanbase. With estimates ranging from 65 to 86 million Americans holding Bitcoin and another estimated 83 million wallets holding Dogecoin, the ability for Heritage to begin accepting, acquiring and holding such cryptocurrency is a growing opportunity. The Company’s Cryptocurrency Policy lays out the internal role, responsibility, governance, technology protocols, reporting and auditing required to put the effort into practice.

Matt Swann stated on behalf of the Board, “A new age of commerce is emerging, with cryptocurrencies leading the way to reduce friction between parties, buyers and sellers of goods and services. Having been immersed in the convergence of technology and currencies for nearly two decades, it is exciting to see Heritage forge headfirst into the opportunity to combine the power of the consumer and cryptocurrency.”

Justin Stiefel, Chief Executive Officer of Heritage, commented, “Heritage has always been an innovator and once again we are leading the way in the craft spirits space as we prepare to accept Bitcoin and Dogecoin as a form of payment for online e-commerce sales and to acquire and hold these cryptocurrencies as assets. As I have noted in the past, unlike traditional investors who purchase crypto with cash and are immediately subject to potential pricing volatility, as a company producing goods for sale, acceptable margins between the retail price of our products and their cost of production is expected to offset potential fluctuations in the value of cryptos we accept as payment. This provides us considerable financial flexibility as we develop product offerings for users and enthusiasts of these fiat alternatives.”

The new Cryptocurrency Treasury Policy can be found https://ir.heritagedistilling.com/corporate-governance/governance-documents.

About Heritage Distilling Company, Inc.

Heritage is among the premier independent craft distilleries in the United States offering a variety of whiskeys, vodkas, gins, rums and ready-to-drink canned cocktails. Heritage has been North America's most awarded craft distillery by the American Distilling Institute for ten consecutive years out of the more than 2,600 craft producers. Beyond this remarkable achievement, Heritage has also garnered numerous Best of Class, Double Gold, and Gold medals at esteemed national and international spirits competitions. As one of the largest craft spirits producers on the West Coast by revenue, the company is expanding its presence nationwide through a diverse range of sales channels, including wholesale, on-premises venues, e-commerce, and the innovative Tribal Beverage Network (TBN). The TBN initiative, a groundbreaking collaboration with Native American tribes, focuses on developing Heritage-branded distilleries, unique tribal brands, and tasting rooms tailored to tribal communities. By serving patrons of tribal casinos and entertainment venues, the TBN creates meaningful economic and social benefits for participating tribes, while providing an additional avenue for tribes to exercise and strengthen their sovereignty. This unique partnership reflects Heritage’s commitment to innovation, community engagement, and sustainable growth.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "intends," "may," "plans," "possible," "potential," "seeks," "will," and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements.

Any forward-looking statements in this press release are based on Heritage’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks of expanding sales and revenue due to the adoption of the Cryptocurrency Treasury Policy and any new or anticipated business development that would be expected to result therefrom. These and other risks concerning Heritage’s programs and operations are described in additional detail in its registration statement on Form S-1, and its quarterly 10-Q and annual 10-K filings, which are on file with the SEC. Heritage explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact
(800) 595-3550
ir@heritagedistilling.com

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